Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Oaktree Specialty Lending Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, $0.01 par value per share	Rule 456(b), Rule 457(o), and Rule 457(r)	$125,000,000	$0.00011020	$13,775
	Total Offering Amounts (2)		$125,000,000	$0.00011020	$13,775
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due				$13,775 (3)

(1)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered or the proposed maximum aggregate offering price per share.

(2)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this prospectus supplement exceed $125,000,000.

(3)	Calculated pursuant to Rule 456(b), Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended.